Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces May 2015 Wholesale Distribution Sales

Wholesale Division Sees Another Strong Month with Over $430 Million Raised
Through 30 Direct Investment Programs; Nearly $2.0 Billion Raised Year-to-Date

Third Consecutive Month of Over $400 Million in Equity Capital Raised

New York, New York, June 3, 2015 – RCS Capital Corporation (NYSE: RCAP) (“RCS Capital”) announced today that its wholesale broker-dealer subsidiaries, Realty Capital Securities, LLC (“Realty Capital Securities”), SC Distributors, LLC and The Hatteras Funds raised approximately $431 million of total equity capital in the month of May through 30 direct investment programs and registered investment companies.

RCS Capital’s wholesale broker-dealer subsidiaries continue to produce solid results through 2015, with May marking the third consecutive month of over $400 million of equity capital raised. Total equity capital raised for the last three months was $1.36 billion, representing a 57% increase from the prior three month period. Sales of direct investment programs totaled nearly $396 million for the month of May and $1.26 billion in the last three months, representing an over 65% increase from the prior three month period.

Bill Dwyer, Chief Executive Officer of Realty Capital Securities, commented, “May’s wholesale distribution sales of $431 million were again strong, representing the third consecutive month of sales over $400 million, showing the continued market demand for alternative investment programs. We are further encouraged by yesterday’s listing of Global Net Lease, Inc. (NYSE: GNL), the first of a series of anticipated liquidity events that we expect to bolster sales growth throughout the year. These anticipated liquidity events, coupled with the ongoing inflows of equity capital into the alternative investment space, further strengthen our outlook for 2015 and beyond.”

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCS Capital's business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCS Capital’s ability to integrate businesses it has acquired in recent acquisitions with its previously existing businesses. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903